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                                                                 Exhibit 99(b)

                               November 18, 1997

First Chicago NBD Corporation
One First National Plaza
Chicago, Illinois 60670

Ladies and Gentlemen:

The undersigned understands that Roney and Co., L.L.C. ("Seller"), has entered into an Asset Purchase Agreement ("Agreement") with First Chicago NBD Corporation ("Purchaser") providing for, among other things, the purchase (the "Purchase") by Purchaser of the assets and the assumption by Purchaser of the liabilities of Seller. This letter agreement is being executed by me in my capacity as a Member of the Seller and its Executive Committee.

As a condition and inducement to your willingness to enter into the Agreement:

No Solicitation. I will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to any sale of Seller, or any of its assets or liabilities (other than in the ordinary course of Seller's business), or any of its business, or any business combination or similar transaction involving Seller ("Alternative Transaction").

Voting. I agree that I will vote all Membership interests in the Seller beneficially owned by me at any meeting of Members of Seller called to consider and vote on the Agreement and the Purchase in favor of the Agreement and the Purchase, and I will vote against, and not consent to, any Alternative Transaction or any action to nullify or prevent the Agreement or the Purchase at any meeting of Members of Seller called to consider and vote on any Alternative Transaction or any such action.

Recommendation. I agree to recommend approval of the Agreement and the Purchase as being in the best interests of the Members and to use my reasonable best efforts to solicit and obtain the votes of the Members to approve the Agreement and the Purchase.

Termination. This letter agreement shall terminate upon the termination of the Agreement in accordance with its terms.

Miscellaneous. This letter agreement shall bind and benefit the respective parties' successors, assigns, executors, trustees and heirs. Damages are inadequate for breach by me of any term of this agreement and Purchaser shall be entitled to preliminary and permanent injunctive relief to enforce this letter agreement. This letter agreement shall be governed by and construed under the laws of the State of Delaware (without giving effect to the choice of law provisions thereof). Any term hereof which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without affecting the remaining terms or their validity or enforceability
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in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same instrument.

Very truly yours,




Confirmed and accepted
as of the date first above written:

FIRST CHICAGO NBD CORPORATION

By:
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Name:
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Title:
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